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                                                                       EXHIBIT 2

                             LSI INDUSTRIES INC.

                      1995 DIRECTORS' STOCK OPTION PLAN


         The purpose of the 1995 Directors' Stock Option Plan is to advance the interests of LSI Industries Inc. and its shareholders by affording non-employee members of the Company's Board of Directors an opportunity to increase their proprietary interest in the Company by the grant of options to them under the terms set forth herein. The Company believes that this Plan will give an incentive to these members of the Board to increase revenues and profits and otherwise serve to align their interest with shareholders.

         1. EFFECTIVE DATE OF THE PLAN. This Plan shall become effective May 2, 1995, having been adopted by the Board of Directors on such date, subject to approval by the affirmative vote of the holders of the majority of the shares of Common Stock of the Company voting on the issue at the next Annual Shareholders' Meeting. All options granted prior to such approval are conditioned upon such approval being received. If shareholder approval is not received within twelve months of the Effective Date, options granted pursuant to this Plan shall be null and void.

         2. SHARES SUBJECT TO THE PLAN. The shares to be issued upon the exercise of the options granted under the Plan shall be shares of Common Stock, no par value, of the Company. Either treasury or authorized and unissued shares of Common Stock, or both, as the Board of Directors shall from time to time determine, may be so issued. Shares of Common Stock which are the subject of any lapsed, expired or terminated options may be made available for reoffering under the Plan.

         Subject to the provisions of Section 4 hereof, the aggregate number of shares of Common Stock for which options may be granted under the Plan shall be 50,000.

         1. ADMINISTRATION. The Plan shall be administered by a committee appointed in accordance with Article III, Section 6 of the Amended Code of Regulations and consisting of three or more directors which directors may also be eligible to participate in the Plan.

         Subject to the express provisions of the Plan, the Committee shall have the authority to establish the terms and conditions of such option agreements, consistent with this Plan. Such agreements need not be uniform.
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         4.      ADJUSTMENTS TO COMMON STOCK AND OPTION PRICE.

                 4.1 In the event of changes in the outstanding Common Stock of the Company as a result of stock dividends, split-ups, recapitalizations, combinations or exchanges, the number and class of shares of Common Stock authorized to be the subject of options under this Plan and the number and class of shares of Common Stock and Option Price for each option which is outstanding under this Plan shall be correspondingly adjusted by the Committee.

                 4.2 The Committee shall make appropriate adjustments in the Option Price to reflect any spin-off of assets, extraordinary dividends or other distributions to shareholders.

                 4.3 In the event of the dissolution or liquidation of the Company or any merger, consolidation, combination or other transaction in which the Company is not the surviving corporation or in which the outstanding shares of Common Stock of the Company are converted into cash, other securities or other property, each outstanding option issued hereunder shall terminate as of a date fixed by the Committee provided that not less than 20 days' written notice of the date of expiration shall be given to each holder of an option.

         5. ELIGIBLE DIRECTORS; GRANT OF OPTIONS. An Eligible Director shall be each director of the Company, now serving as a director or elected hereafter, who is not also an employee of the Company.

         Each Eligible Director shall be granted an option to purchase 1,000 shares of Common Stock on the first business day after each Annual Shareholders' Meeting. Such grant shall continue until the number of shares provided for in this Plan in Section 2 are exhausted.

         In recognition of their service to the Company to date, the following directors shall also be granted options for the shares set forth opposite their names on adoption of this Plan on May 2, 1995:

                 Michael J. Burke                    10,000  shares
                 Allen L. Davis                      10,000  shares
                 John N. Taylor                       3,000  shares

         6. PRICE. The purchase price of the shares of Common Stock which may be acquired pursuant to the exercise of any option granted pursuant to the Plan shall be the last closing sale price reported immediately prior to the date of grant ("Option Price").
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         7.      PERIOD OF OPTION.  The term of each option shall be ten years from the date of grant.

         8. EXERCISE OF OPTIONS. An option may be exercised by an Eligible Director as to all or part of the shares covered thereby by giving written notice to the Company at its principal office, directed to the attention of its Secretary, accompanied by payment of the Option Price in full for shares being purchased. The payment of the Option Price shall be either in cash or, subject to any conditions set forth in the option agreement, by delivery of shares of Common Stock of the Company having a fair market value equal to the purchase price on the date of exercise of the option, or by any combination of cash and such shares. Payment may also be made by instruction from the Optionee to withhold from the shares of Common Stock issuable upon exercise of the option that number of shares of Common Stock which have a fair market value, measured by the last closing sale price reported immediately prior to the date of exercise, equal to the option price for the option or portion thereof being exercised.

         Unless there is in effect at the time of exercise a registration statement under the Securities Act of 1933 permitting the resale to the public of shares acquired under the Plan, the holder of the option shall, except to the extent determined by the Committee that such is not required, (i) represent and warrant in writing to the Company that the shares acquired are being acquired for investment and not with a view to the distribution thereof, (ii) acknowledge that the shares acquired may not be sold unless registered for sale under said Act or pursuant to an exemption from such registration, and (iii) agree that the certificates evidencing such shares shall bear a legend to the effect of clauses (i) and (ii).

         9. NONTRANSFERABILITY OF OPTIONS. No option granted under the Plan shall be transferable otherwise than by will or by the laws of descent and distribution, and an option may be exercised during the lifetime of the holder only by him.

         10. DEATH OR DISABILITY OF AN OPTIONEE. If an optionee shall cease to be an Eligible Director on account of disability or death, an option theretofore granted to such Eligible Director may be exercised by the optionee or, in the case of death, by the legal representative of the estate of the deceased option holder or by the person or persons to whom such Eligible Director's rights under the option shall pass by will or the laws of descent and distribution, at any time within one year from the date the optionee ceased to be an Eligible Director but only during the option period. "Disability" shall have the meaning ascribed to it in Section 105(d)(4) of the Internal Revenue Code of 1986, as amended.
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         11.     RIGHTS AS A STOCKHOLDER.  The holder of an option shall not have of the rights of a stockholder of the Company with respect to the shares subject to an option until a certificate or certificates for such shares shall have been issued upon the exercise of the option.

         12.     AMENDMENT AND TERMINATION.

                 12.1 This Plan shall terminate ten years after its effective date and thereafter no options shall be granted hereunder. All options outstanding at the time of termination of the Plan shall continue in full force and effect in accordance with and subject to the terms and conditions of the Plan. The Board of Directors of the Company at any time prior to that date may terminate the Plan or make such amendments to it as the Board of Directors shall deem advisable; provided, however, that except as provided in Section 4, the Board of Directors may not, without shareholder approval, increase the maximum number of shares as to which options may be granted under the Plan, change the class of persons eligible to receive options under the Plan or change the number of options to be granted to each eligible person under the Plan. No termination or amendment of the Plan may, without the consent of the holder of an option then existing, terminate his option or materially and adversely affect his rights under such option.

                 12.2 This Plan may not be amended more than once every six months other than to conform with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

         13. AUTOMATIC TERMINATION OF OPTION. Notwithstanding anything contained herein to the contrary, if at any time a holder of an option granted under this Plan becomes an employee, officer or director of or a consultant to an entity which the Committee determines is a competitor of the Company, such option shall automatically terminate as of the date such conflicting relationship was established.